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As filed with the Securities and Exchange Commission on April 15, 2003

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARVARD BIOSCIENCE, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	04-3306140
(State of Incorporation)	(I.R.S. Employer Identification Number)

84 October Hill Road
Holliston, Massachusetts 01746-1371
(508) 893-8066
(Address, including zip code and telephone number,
including area code, of Registrant's principal executive offices)

HARVARD BIOSCIENCE, INC. 2000 STOCK OPTION AND INCENTIVE PLAN
(Full Title of the Plan)

Chane Graziano
Chief Executive Officer
HARVARD BIOSCIENCE, INC.
84 October Hill Road
Holliston, Massachusetts 01746-1371
(508) 893-8066
(Name, address, including zip code and telephone number, including area code, of agent for service)

With copy to:
 H. David Henken, P.C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	787,413 shares	$3.08	$2,425,232	$197

(1)
This Registration Statement also relates to such indeterminate number of additional shares of Common Stock, par value $.01 per share, of Harvard Bioscience, Inc. (the "Common Stock") as may be required pursuant to the Harvard Bioscience, Inc. 2000 Stock Option and Incentive Plan (the "Plan") in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock under the Plan or other similar event.
(2)
The Registrant previously filed a registration statement on Form S-8 on January 17, 2001 under file number 333-53848 (the "Prior Registration Statement") identifying shares to be registered in connection with the Plan. Section 3(a) of the Plan provides that the maximum number of shares of Common Stock reserved for issuance under the Plan shall be increased, as of each June 30 and December 31 following the closing of the Registrant's initial public offering by an additional positive number equal to fifteen percent of the shares of Common Stock issued by the Registrant during the six-month period then ended (excluding shares issued in the Registrant's initial public offering). During the six-month periods ended June 30, 2001, December 31, 2001, June 30, 2002 and December 31, 2002, the Registrant issued an aggregate of 5,249,418 shares of Common Stock. As a result, the maximum number of shares of Common Stock reserved for issuance under the Plan has been increased by 15% of 5,249,418, or 787,413 shares. By filing this Registration Statement in accordance with Instruction E to Form S-8, the Registrant hereby registers this additional number of shares of Common Stock.
(3)
This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act solely for the purposes of determining the amount of the registration fee. The registration fee is based upon the average of the high and low sales price for a share of Common Stock, as reported on the Nasdaq National Market System as of a date within five business days prior to filing this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        Pursuant to General Instruction E to Form S-8, Harvard Bioscience, Inc. (the "Registrant") hereby incorporates by reference the contents of its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on January 17, 2001 under file number 333-53848.

Item 8. Exhibits.

        The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit
5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
23.1	Consent of Counsel (included in Exhibit 5.1 hereto).
23.2	Consent of KPMG LLP.
24.1	Powers of Attorney (included in the signature page of this Registration Statement).

2

SIGNATURES

        Pursuant to the requirements of the Securities Act, Harvard Bioscience, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Holliston, Massachusetts on April 15, 2003.

HARVARD BIOSCIENCE, INC.
By:	/s/ CHANE GRAZIANO Chane Graziano Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Chane Graziano, David Green and Susan M. Luscinski such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHANE GRAZIANO Chane Graziano	Chief Executive Officer and Director (Principal Executive Officer)	April 15, 2003
/s/ SUSAN M. LUSCINSKI Susan M. Luscinski	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 15, 2003
/s/ DAVID GREEN David Green	President and Director	April 15, 2003
/s/ CHRISTOPHER W. DICK Christopher W. Dick	Director	April 15, 2003
/s/ RICHARD C. KLAFFKY, JR. Richard C. Klaffky, Jr.	Director	April 15, 2003
/s/ ROBERT DISHMAN Robert Dishman	Director	April 15, 2003
/s/ JOHN F. KENNEDY John F. Kennedy	Director	April 15, 2003
/s/ EARL R. LEWIS Earl R. Lewis	Director	April 15, 2003
/s/ JEFFREY S. WILLIAMS Jeffrey S. Williams	Director	April 15, 2003

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
23.1	Consent of Counsel (included in Exhibit 5.1 hereto).
23.2	Consent of KPMG LLP.
24.1	Powers of Attorney (included in the signature page of this Registration Statement).

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 8. Exhibits.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX